Exhibit 10.3

AMENDMENT NO. 1 TO board observer and nomination right AGREEMENT

This Amendment No. 1 (this “Amendment”) to that certain Board Observer and Nomination Right Agreement, originally dated as of March 23, 2022 (the “Agreement”), between Cadiz, Inc., a Delaware corporation (the “Company”) and Heerema International Group Services SA, a Société anonyme organized under the laws of Switzerland (the “Investor”), is entered into as of March 6, 2024 (the “Amendment Date”).

Recitals

Whereas, Section 7 of the Agreement provides that the Agreement may be amended in writing by the parties thereto;

Whereas, the Company and the Investor now desire to amend the Agreement as set forth herein.

Agreement

Now, Therefore, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in the Agreement and this Amendment, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendment of Section 10. Section 10 of the Agreement is hereby amended to read in its entirety as follows:

10. Termination. This Agreement shall terminate and be of no further force and effect (a “Termination”) upon the later of (i) the failure of the Investor and its affiliates in the aggregate to hold at least 10% of the outstanding shares of Common Stock (as adjusted for any stock splits, stock dividends, recapitalizations, or similar transaction), and (ii) the failure of the Investor and its affiliates to hold any Secured Convertible Loan under that certain Credit Agreement, dated as of July 2, 2021, among the Company and its subsidiaries, the lenders party thereto and B. Riley Securities, Inc., as administrative agent (as heretofore amended, restated, amended and restated, supplemented or otherwise modified, and as may be further amended and restated from time to time); provided, that Section 3, Section 6, Section 7, Section 8, and Section 9 shall survive any such Termination.

2. Continuing Effect of Agreement. Except as expressly set forth in this Amendment, all other provisions of the Agreement remain in full force and effect.

3. Governing Law. This Amendment shall be governed by and construed in accordance with the internal procedure and substantive laws of the State of Delaware, without giving effect to the choice of law provisions of such state.

4. Counterparts. This Amendment may be executed in counterparts and may be electronically signed or delivered, all of which counterparts taken together shall constitute one and the same original and binding instrument and shall become effective when all counterparts have been signed by each party and delivered to the other parties hereto.

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In Witness Whereof, the parties hereto have caused this Amendment No. 1 to Board Observer and Nomination Right Agreement to be executed and delivered as of the Amendment Date.

COMPANY:

CADIZ, INC.,
a Delaware corporation

By:	/s/ Stanley E. Speer
Name:	Stanley E. Speer
Title:	Chief Financial Officer

INVESTOR:

HEEREMA INTERNATIONAL GROUP SERVICES S.A.

By:	/s/ Peter H. Heerema
Name:	Peter H. Heerema
Title:	Authorized Signatory